GLOBAL GOLD HOLDS ANNUAL MEETING
                         -Provides Update on Operations
              -Board Approves Additional Good Governance Standards
                          -Announces Personnel Changes


Greenwich, CT--June 20, 2007 --Global Gold Corporation (OTCBB-GBGD), an international gold mining, development and exploration company with mining properties in Armenia, Chile and Canada, held its annual shareholders meeting as noticed last Friday. With almost 80% of all outstanding shares represented in the voting process, shareholders re-elected the current Board of Directors by an over 99% favorable vote. Re-elected as directors were Van Z. Krikorian- Chairman and CEO, Drury J. Gallagher-Chairman Emeritus, Treasurer and Secretary as well as independent directors Nicholas Aynilian of NJA Investments, Ian Hague co-founding principal at Firebird Management, and Retired Ambassador Harry Gilmore. The shareholders also voted to confirm Sherb and Co., LLP (www.sherbcpa.com) as the company's outside auditor.

In addition, there was a review of Global Gold's current and planned operations, especially of its expansion into uranium exploration in Canada. Global Gold Uranium LLC, a wholly owned subsidiary of Global Gold Corp., is engaged in the exploration for and development of uranium deposits in the province of Newfoundland and Labrador. In southwestern Newfoundland, airborne and prospecting work is planned at the Cochrane Pond property in which Global Gold shares interests with Commander Resources and Bayswater Uranium.

Global Gold Uranium is also commencing an exploration program this season at and around the Grand Lake and Shallow Lake uranium prospects in Labrador. Exploration of the company's uranium projects is being managed by Hrayr Agnerian, Senior Vice President and Ted Urquhart, Vice President, both seasoned uranium experts. This summer, the company will be opening an office in Toronto headed by Mr. Agnerian to focus on Canadian projects.


Global Gold's current production, exploration and development focus in Armenia primarily revolves around the North Central Armenian Belt, where it is integrating the Hankavan molybdenum, copper and gold deposit, Toukhmanuk mine, and at least thirteen other adjacent exploration sites. Global Gold has been conducting a drill program there to confirm the historical data and develop mining plans. Announcement of the results and analysis is now expected in the third quarter of 2007. Issues arising from the outside Laboratory have delayed these announcements, and the company has invested in its own international class laboratory facility at Toukhmanuk with control checks done outside Armenia. In addition, the 2007 drilling and exploration programs are underway at Getik and Marjan properties, with results anticipated by the fourth quarter of 2007. The company also owns royalty and participation rights in the country, and reaffirmed its long term commitments there. Its royalty and other interests in Iberian Resources projects there have passed to Tamaya Resources (www.Tamayaresources.com) following the successful merger of those two companies and its shareholdings in Iberian have now become twenty million shares of Tamaya's common stock. This year, Global Gold expanded its awards of shares to local employees in Armenia substantially, and has seen positive reactions.

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         Global Gold has an office in Santiago, Chile, and engages in exploration and development. It currently has a royalty interest in the Santa Candelaria copper/gold property in the Chanaral District III in Chile, recently added a local geologist to its local staff, and is actively engaged in reviewing exploration and production options in Chile.

         Van Krikorian, Chairman and CEO stated "We are pleased with the commodity and sovereign diversification the company has put together, our management, employees, and our short, medium, and long term prospects. The last year has seen us make progress on a number of acquisitions and operations challenges and we have done so by maintaining the highest of standards. We are not satisfied, of course, and we know we need to do more work in partnership with our investors and partners to move to the next level. This year's plans are aggressive, but well underway, and we thank everyone who is helping us improve the company."

          Following the annual shareholders meeting, the Board also adopted a nominating and governance charter which emphasizes the role of independent directors, consistent with the company's commitment to best practices in internal operations, environmental responsibility, and social responsibility. The charter can be accessed through the Global Gold website, and includes the following: "Communication with Directors. The Board believes that it is important to offer stockholders the opportunity to communicate with the Board about Company issues and developments. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors, Global Gold Corporation, 45 East Putnam Avenue, Greenwich, CT 06830 or by email at ggc@globalgoldcorp.com."

          In personnel changes, Global Gold announces that Mike Mason has stepped down as President for personal reasons and will be a consultant to the company. Mr. Mason's resignation as President is effective as of Monday June 18, 2007, and Senior Vice President Agnerian will be assuming his duties on an interim basis. Mr. Agnerian, with the Board's approval, has substantially increased his commitment to Global Gold, and his employment contract was amended accordingly. The company's Chief Financial Officer and controller have also switched positions. Jan Dulman, the former controller has become a full time employee and was named CFO. Lester Caesar, the former CFO, will now serve as the company's controller on a part time basis.

          Mr. Krikorian concluded "We all appreciate everything Mike did for us at some very critical times in the company's growth. He is a quality person, we wish him well in the future, and we are glad he will still be available to us. We also thank Les Caesar for his time as CFO and continuing to serve as controller, while Jan Dulman steps up to the CFO position. Jan is familiar with all of our operations, including in Armenia where he spent time last year, and we appreciate his increased commitment to Global."

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More information can be found at www.globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

     Contact Information:

     Andrew Barwicki, Investor Relations
     203-422-2320